Morris, Nichols, Arsht & Tunnell LLP
1201 NORTH MARKET STREET
P.O. Box 1347
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302 658 9200
302 658 3989 FAX

December 31, 2015

Guinness Atkinson Funds
21550 Oxnard Street, Suite 850
Woodland Hills, California 91367

Re:	Guinness Atkinson Global Innovators Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to Guinness Atkinson Funds (formerly named Guinness Flight Investment Funds and Investec Funds), a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the formation of the Trust and the issuance of Shares of beneficial interest in the Guinness Atkinson Global Innovators Fund (the “Fund”), a Series of the Trust. Capital-ized terms used herein and not otherwise herein defined are used as defined in the Trust Instru-ment of the Trust dated as of March 6, 1997, as amended by resolutions of the Trustees of the Trust adopted on June 28, 2000, September 8, 2000, May 14, 2001 and August 23, 2006 (as so amended and in effect from time to time, the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on March 6, 1997, as amended by the Certificate of Amendment thereto as filed in the State Office on September 18, 2000 and the Certificate of Amendment thereto as filed in the State Office on April 25, 2003 (as so amended, the “Certificate”); the Governing Instrument; the Bylaws of the Trust dated as of March 6, 1997, as revised November 14, 2005 (as so revised and in effect from time to time, the “Bylaws”); certain resolutions of the Trustees of the Trust, including resolutions dated March 6, 1997 relating to the organization of the Trust, resolutions dated June 28, 2000, September 8, 2000, May 14, 2001 and August 23, 2006 relating to amendments of the Governing Instrument, and resolutions adopted on August 14, 1998, September 10, 2001, August 23, 2006, May 8, 2015 and December 30, 2015 relating to the establishment of the Fund and the classes thereof (collectively, the “Resolutions”); Post-Effective Amendment No. 71 to Registration Statement No. 33-75340 under the Securities Act of 1933 on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus and statement of additional information forming a part thereof (the “Registration Statement,” and together with the Governing Instrument, the Bylaws and the Resolutions, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signa-tures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due authorization, adoption, execution and delivery by, or on behalf of, each of the parties thereto of the above-refer-enced instruments, certifi-cates and other documents (including, without limitation, the due adoption by the Trustees of the Resolutions), and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Sharehold-ers; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with the other terms, conditions and restrictions set forth in the Governing Documents and all applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate the Fund as a Series of the Trust and the classes thereof and the rights and preferences attributable thereto prior to the issuance of Shares thereof); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consider-ation paid by, Share-holders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate, or will occur prior to the issuance of Shares of the Fund, that would cause a termination or dissolution of the Trust or the Fund under Section 2.06, 11.04 or 11.05 of the Governing Instrument; (v) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); and (vii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securi-ties or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement or any other registration or offering material relating to the Trust or Shares. As to any facts material to our opinion, other than those assumed, we have relied without indepen-dent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.            The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware. The Fund is a validly existing Series of the Trust and the Investor Class and the Institutional Class are validly existing classes of the Fund.

2.            The Shares of the Investor Class and the Shares of the Institutional Class, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Fund.

We hereby consent to the filing of a copy of this opinion with the Securi-ties and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regula-tions of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

David A. Harris